                                   EXHIBIT B
                            STOCK PURCHASE AGREEMENT

       This Stock Purchase Agreement (the "Agreement") is made and entered into as of July 11, 1997 (the "Effective Date") by and among Lawrence W. Schumann ("Schumann"), Nicki L. Schumann, each of whom are residents of the State of Texas, Schumann/Muth Family Limited Partnership, a Texas limited partnership ("S/MLP" and together with Schumann and Nicki L. Schumann, the "Sellers" and each a "Seller"), and Walter A. DeRoeck, a resident of the State of Texas ("DeRoeck") and Chamois Family Partnership, Ltd., a Texas limited partnership ("Chamois") (DeRoeck together with Chamois, the "Purchasers" and each a "Purchaser").

       Purchasers desire to purchase from Sellers, and Sellers desire to sell to Purchasers, 142,000 shares of Common Stock of TCC Industries, Inc. (the "Company"), $1.00 par value per share (the "Stock"), with each Seller selling the number of shares of Stock owned by such Seller as set forth opposite such Seller's name on Annex 1 attached hereto, on the terms and conditions described below. In order to effectuate such purchase and sale, Purchasers and Sellers have entered into this Agreement.

       1. Purchase and Sale. At the closing of the transactions contemplated by this Agreement (the "Closing"), Sellers shall sell to Purchasers, and Purchasers shall purchase from Sellers, 142,000 shares of Stock (the "Purchased Shares"), free and clear of any liens, restrictions, adverse claims or other encumbrances of any nature whatsoever ("Liens"), except for restrictions on transfer described in the restrictive legends set forth on the certificates representing the Purchased Shares ("Permitted Restrictions").
Each Purchaser shall purchase one-half of the Purchased Shares (i.e., 71,000 shares of Stock), at the purchase price of $2.26 per share, for a total of $160,460.00 that each Purchaser shall pay to Sellers and an aggregate purchase
price for all the Purchased Shares (the "Purchase Price") of $320,920.00.   The
Purchase Price shall be paid by Purchasers to Sellers on the date of the Closing by Purchasers' delivery (i) to Sellers of immediately available funds by federal funds wire transfers in the amounts allocated among Sellers and to the accounts designated by Sellers in accordance with the wiring instructions set forth on Annex 2 attached hereto and (ii) on behalf of Sellers, to Purchasers' respective securities brokers of immediately available funds in the aggregate amount of $22,600, which brokers will arrange a "trade done away" transaction with Merrill Lynch & Co. on the Closing Date for an aggregate of 10,000 of the Purchased Shares held by Merrill Lynch & Co. as custodian or in street name as indicated on Annex 1, at $2.26 per share, with settlement to be made the regular way within three trading days following execution of the order on the Closing Date, for credit to the account of Sellers with Merrill Lynch & Co. as specified in the letter from Lawrence W. Schumann, dated July 10, 1997, set forth as Annex 3 attached hereto.

       2.     Closing; Deliveries.

              2A.    Conditions to Closing.  (i) Sellers' Conditions to
Closing. The obligation of Sellers to sell the Purchased Shares to Purchasers is subject to the satisfaction as of the date of the Closing (the "Closing Date") of each of the following: (a) all representations and warranties made by Purchasers herein shall be true and correct on the Closing Date, and (b) Purchasers shall have performed, satisfied and complied with all covenants required to be performed, satisfied or complied with by





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Purchasers hereunder, including, without limitation, making all the deliveries to be made by it under paragraph 2D below in accordance with the terms hereof.

              (ii) Purchasers' Conditions to Closing. The obligation of Purchasers to purchase the Purchased Shares from Sellers is subject to the satisfaction as of the Closing Date of each of the following: (a) all representations and warranties made by Sellers herein shall be true and correct on the Closing Date and (b) Sellers shall have performed, satisfied and complied with all covenants required to be performed, satisfied or complied with by Sellers hereunder, including, without limitation, making all the deliveries to be made by it under paragraph 2C below in accordance with the terms hereof.

              2B.    Closing.  The Closing shall occur on the Effective Date at the offices of Edens Snodgrass Nichols & Breeland, P.C. in Austin, Texas.

              2C.    Sellers' Deliveries.  At the Closing, Sellers shall
deliver or cause to be delivered to Purchasers (i) certificates representing the Purchased Shares accompanied by stock powers of attorney duly executed in blank (in form satisfactory to Purchasers) with signatures guaranteed, together with such other documents and instruments as are required or appropriate in order to transfer the Purchased Shares to Purchasers, free and clear of any Liens, other than Permitted Restrictions, and (ii) an executed Mutual Release and Waiver referenced in paragraph 2E below.

              2D.    Purchasers' Deliveries.  At the Closing, Purchasers shall
(i) deliver the Purchase Price funds to Sellers in accordance with paragraph 1 above and (ii) execute and deliver the Mutual Release and Waiver referenced in paragraph 2E below.

              2E.    Simultaneous Transactions.  Purchasers and Sellers agree
that simultaneous with the consummation of the Closing of the purchase and sale of the Purchased Shares on the Effective Date, DeRoeck, Robert Thomajan, a resident of the State of Texas ("Thomajan") and Schumann shall execute a Mutual Release and Waiver between DeRoeck and Thomajan, on the one hand, and Schumann, on the other, and that Schumann shall, in writing, resign as an employee of the Company and from all offices with the Company, including without limitation as President and a Director of the Company, and as an employee, officer and director of all of the subsidiaries and affiliates of the Company upon payment to him by the Company of a severance payment in cash in the amount of $288,481.92, upon the terms and conditions set forth in that certain Agreement entered into as of July 2, 1997 by and between Schumann and the Company.

              3. Representations and Warranties of Purchasers. Each Purchaser, severally and not jointly, represents and warrants to Sellers as follows:
                  (i) There are no actions, suits, proceedings or judgments pending or, to the best of his or its knowledge, threatened against or affecting such Purchaser that will prevent the consummation of the transactions contemplated by this Agreement;

                 (ii) Such Purchaser is not the subject of any pending or, to the best of his or its knowledge, threatened bankruptcy or insolvency proceeding, whether voluntary or involuntary;

                (iii) Purchaser's execution, delivery and performance of this Agreement and





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any and all other documents to which such Purchaser is a party that are necessary to consummate the transactions described herein (this Agreement and such other documents collectively, the "Purchaser's Closing Agreements") will not conflict with or result in any violation of or constitute a default under any law, rule, regulation, agreement, instrument or obligation, or any judgment, order or decree of any court or governmental body or agency, to which such Purchaser is a party or to which or by which such Purchaser may be subject or bound, and any consents or approvals to such Purchaser's purchase of the Purchased Shares required to be obtained by such Purchaser under any of the foregoing have been obtained; and no further action or approval is required in order to constitute such Purchaser's Closing Agreements as the legal, valid, binding and enforceable obligations of such Purchaser;

                 (iv) Such Purchaser has full power and authority to enter into and perform his or its obligations under each of the Purchaser's Closing Agreements; and each of such Purchaser's Closing Agreements is the legal, valid and binding obligation of that Purchaser, enforceable against such Purchaser in accordance with its terms;

                  (v) Each Purchaser is acquiring the Purchased Shares for his or its own account as an investment and without an intent to distribute the Purchased Shares;

                 (vi) Each Purchaser acknowledges that the Purchased Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by Purchasers without appropriate registration or the availability of an exemption from such requirements;

                (vii) Each Purchaser has had an opportunity to make inquiries concerning the Company and all matters relevant to an investment in the Purchased Shares and has been given the opportunity to ask questions of, and receive answers from, the Company concerning the Company, its business, the Purchased Shares, the risks associated with an investment in the Purchased Shares, and such additional information as such Purchaser deems necessary to evaluate an investment in the Purchased Shares;

               (viii) Each Purchaser has such knowledge and experience in business and financial matters in general as to be capable of evaluating the Company, its proposed activities, and the risks and merits of an investment in the Purchased Shares;
                 (ix) Each Purchaser understands that no federal or state agency has made any finding or determination as to the fairness of the offering of the Purchased Shares nor any recommendation or endorsement of the Purchased Shares; and

                  (x) Chamois is a limited partnership duly organized and validly existing under the laws of the State of Texas (this representation is made only by Chamois and not DeRoeck).

       4. Representations and Warranties of Sellers. Each Seller, severally and not jointly, represents and warrants to Purchasers as follows:

                  (i) S/MLP is a limited partnership duly organized and validly existing under the laws of the State of Texas;





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                     (ii)    There are no actions, suits, proceedings or
judgments pending or, to the best of their knowledge, threatened against or affecting Sellers that will prevent the consummation of the transactions contemplated by this Agreement;

                     (iii) Sellers are not the subject of any pending or, to the best of their knowledge, threatened bankruptcy or insolvency proceeding, whether voluntary or involuntary;

                     (iv) Sellers' execution, delivery and performance of this Agreement and any and all other documents to which Sellers are parties which are necessary to consummate the transactions described herein (this Agreement and such other documents collectively, the "Sellers Closing Agreements") will not conflict with or result in any violation of or constitute a default under any law, rule, regulation, agreement, instrument or obligation, or any judgment, order or decree of any court or governmental body or agency, to which Sellers are parties or to which or by which Sellers may be subject or bound, and any consents or approvals to Sellers' sale of the Purchased Shares required to be obtained by Sellers under any of the foregoing have been obtained by Sellers; and no further action or approval is required in order to constitute the Sellers Closing Agreements as the legal, valid, binding and enforceable obligation of Sellers;

                     (v) Sellers are the sole legal and beneficial owner of the Purchased Shares in the amounts set forth on Annex 1 and the Purchased Shares are free and clear of all Liens, other than Permitted Restrictions;

                     (vi) Sellers have full power and authority to enter into and perform their obligations under each of the Sellers Closing Agreements; and each of the Sellers Closing Agreements is the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms; and

                     (vii) The Purchased Shares constitute Sellers' only equity interest in the Company or any of its subsidiaries or affiliates, and upon consummation of the purchase of the Purchased Shares by Purchasers, Sellers will not (x) own any interest in any form of capital stock of the Company or any of its subsidiaries or affiliates, or in any instrument or right exchangeable for or convertible into, any form of capital stock of the Company or any of its subsidiaries of affiliates, or (y) own any right (vested or non-vested) to, at any time, acquire any form of capital stock of the Company or any of its subsidiaries or affiliates, or any instrument or right exchangeable for or convertible into, any form of capital stock of the Company or any of its subsidiaries or affiliates.

       5.     Indemnification.

              5A.   By Purchasers.  Each Purchaser shall indemnify, save and
hold harmless Sellers, from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, (herein, the "Damages") incurred in connection with or arising out of or resulting from any breach of any covenant or warranty, or the inaccuracy of any representation, made by such Purchaser in this Agreement or in any other agreement or instrument executed or delivered by such Purchaser in





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connection herewith.

              5B.   By Sellers.  Each Seller shall indemnify and save and hold harmless Purchasers from and against any and all Damages incurred in connection with or arising out of or resulting from any breach of any covenant or warranty, or the inaccuracy of any representation, made by such Seller in this Agreement or in any other agreement or instrument executed or delivered by such Seller in connection herewith.

              5C.   Defense of Claims.  If any lawsuit or enforcement action
is filed against any party entitled to the benefit of indemnity hereunder, or if any such party receives notice of, or becomes aware of a condition or event which otherwise entitles or may entitle such party to the benefit of any indemnity hereunder (the "indemnified party"), written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within five days after receipt of notice or service of a citation or summons); provided, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such condition, event, claim, lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the investigation, defense, settlement, negotiation, or other resolution of such condition, event, claim, lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk, and expense; and such indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, settlement, negotiation, resolution or trial and defense of such condition, event, lawsuit or action and any appeal arising therefrom; provided, that the indemnified party may, at its own cost, participate in the investigation, settlement, negotiation, resolution, or trial and defense of any lawsuit or action and any appeal arising therefrom; and provided, further, that neither the indemnifying party nor the indemnified party will settle, compromise or make any disposition of any claim under this paragraph 5C which would or may result in liability to the indemnified party or the indemnifying party, respectively, (i) without the written consent of the indemnified party or the indemnifying party, as the case may be, and (ii) without such settlement, compromise or other disposition providing for a complete and final release of the indemnified party or the indemnifying party, as the case may be, from and against any and all Damages arising out of or relating to such claim.

       6.     Miscellaneous.

              6A.   Remedies.  Any party having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or at equity.

              6B.   Survival of Representations and Warranties.  All
representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement, regardless of any investigation made by any party or on its behalf.

              6C.   Counterparts.  This Agreement may be executed
simultaneously in two or more





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
counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

              6D.   Governing Law and Venue.  All questions concerning the
construction, validity and interpretation of this Agreement and the annexes hereto will be governed by the internal law, and not the law of conflicts, of the State of Texas. All matters litigated by, among, or between any of the parties that involve this Agreement (whether in federal or state court) shall be brought only in Austin, Travis County, Texas.

              6E.   Notices.  All notices, demands or other communications to
be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given either when delivered personally (including delivery by an express delivery service or by facsimile transmission during the recipient's normal business hours) or five business days after having been mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent to Sellers or to Purchasers at the addresses set forth below:

       to Purchasers at:           Walter A. DeRoeck
                                   1301 Capital of Texas Highway, South
                                   Suite B125
                                   Austin, Texas 78746
                                   Fax: (512) 329-5565

                                   and

                                   Chamois Family Partnership, Ltd.
                                   c/o Robert Thomajan, General Partner
                                   2900 Westlake Cove
                                   Austin, Texas 78746
                                   Fax: (512) 346-9921

       with a copy (which shall not constitute notice to Purchasers) to:

                                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                   1900 Frost Bank Plaza
                                   816 Congress Avenue
                                   Austin, Texas 78701
                                   Attn: John Strickland
                                   Fax: (512) 499-6290

       to Sellers in care of:      Lawrence W. Schumann
                                   3208 Riva Ridge Road
                                   Austin, Texas 78746





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       with a copy (which shall not constitute notice to Sellers) to:

                                   Ewbank & Byrom, P.C.
                                   221 West Sixth Street
                                   Suite 900
                                   Austin, Texas 78701
                                   Attn: Jim Ewbank
                                   Fax: (512) 476-7770

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

              6F.   Complete Agreement.  This Agreement, together with the
documents and agreements referenced herein or attached as annexes hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

              6G.   Benefit of Agreement.  Purchasers may not transfer or
assign any of their rights or obligations under this Agreement without the prior written consent of Sellers. Sellers may not transfer or assign their rights or obligations under this Agreement without Purchasers' prior written consent. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and successors and permitted assigns.

              6H.   Litigation Expense.   In the event of litigation arising
out of or relating to claims under this Agreement, a prevailing party shall be entitled to recover from a losing party all of its costs and expenses incurred in connection with such litigation, including, without limitation, reasonable fees and expenses of attorneys.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]





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       IN WITNESS WHEREOF, the parties have executed this Agreement as of the
Effective Date.


                                           PURCHASERS:


                                                 /s/   Walter A. DeRoeck
                                           ------------------------------------
                                           Walter A. DeRoeck

                                           Chamois Family Partnership, Ltd.
                                               By Robert Thomajan
                                               Its General Partner

                                                 /s/   Robert Thomajan
                                           ------------------------------------

                                           SELLERS:


                                                /s/   Lawrence W. Schumann
                                           ------------------------------------
                                           Lawrence W. Schumann

                                                /s/   Nicki L. Schumann
                                           ------------------------------------
                                           Nicki L. Schumann

                                           Schumann/Muth Family Limited
                                           Partnership
                                               By Lawrence W. Schumann
                                               Its General Partner

                                                /s/   Lawrence W. Schumann
                                           ------------------------------------





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
                               SPOUSAL CONSENT

       Each of the undersigned, as the spouse of a Seller, hereunto subscribes his/her name in evidence of his/her agreement and consent to the disposition made of any interest he/she has or may have, including any community property interest, in the capital stock of TCC Industries, Inc., and its subsidiaries and affiliates, referred to in the foregoing Agreement, and to all other provisions of such Agreement.



                                               /s/   Lawrence W. Schumann
                                           ------------------------------------
                                           Lawrence W. Schumann

                                               /s/   Nicki L. Schumann
                                           ------------------------------------
                                           Nicki L. Schumann





                                                             Page 18 of 20 pages

                                   ANNEX 1

                        COMMON STOCK OWNED BY SELLERS

Seller                                                                   No. Shares
------                                                                   ----------
Lawrence W. Schumann
       Certificate No. S 20391                           17,000
       Certificate No. S 20561                            1,000
       Certificate No. S 20204                            2,000
       Certificate No. S 19506                            6,000
       Certificate No. S 1108                               300
       Certificate No. S 995                                200
       Certificate No. S 16447                            2,500
                                                         ------
                                                                            29,000

Lawrence W. Schumann, held by Merrill Lynch as
   Custodian of Individual Retirement Account                                7,000

Nicki L. Schumann, held by  Merrill Lynch as
   Custodian of Individual Retirement Account                                1,000

Lawrence W. and Nicki L. Schumann,
   Tenants in Common
       Certificate No. S 934                              1,000
       Held by Merrill Lynch in street name               2,000              3,000
                                                          -----

Lawrence Schumann as Custodian for
    Lauren Nicole Schumann Under the
    Texas Uniform Gifts to Minors Act
       Certificate No. S 19737                                               2,000

Schumann/Muth Family Limited Partnership
       Certificate No. S 20203                           31,000
       Certificate No. S 20394                           68,000
       Certificate No. S 20531                            1,000            100,000
                                                         ------            -------

              Total Shares                                                 142,000
                                                                           =======





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